Exhibit 99.1

   PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. ANNOUNCES RESULTS
FROM MEETING OF SHAREHOLDERS

St. Louis, MO, February 2, 2006. . . Today at the Ralcorp Holdings, Inc. (NYSE: RAH) Annual Meeting, shareholders elected three directors, all of whom were incumbent members of Ralcorp’s Board of Directors.

Elected to three-year terms expiring in 2009 were:

•	Jack W. Goodall, Director since March 1994 and former Chairman of the Board of Directors of Jack in the Box Inc.;
•	Joe R. Micheletto, Director since January 1994 and Vice-Chairman of the Board of Directors of Ralcorp Holdings, Inc.; and
•	David P. Skarie, Director since October 2004 and Co-Chief Executive Officer and President of Ralcorp Holdings, Inc.

Shareholders also approved the ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2006.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes and corn-based snacks; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 20 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

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